Exhibit 10.5
FIRST AMENDMENT TO THE KELLY SERVICES, INC. NON-EMPLOYEE DIRECTORS DEFERRED COMPENSATION PLAN
WHEREAS, KELLY SERVICES, INC permits its directors to defer all of a portion of their Annual Retainer pursuant to its NON-EMPLOYEE DIRECTORS DEFERRED COMPENSATION PLAN (the “Plan”) and that a director can elect to credit any portion of such Deferred Compensation to Common Stock Units in accordance with Article 5 of the Plan.
WHEREAS, Section 11(b) of the KELLY SERVICES, INC. EQUITY INCENTIVE PLAN (the “EIP”) provides that the portion of the Annual Retainer to be paid in Common Stock will be issued pursuant to the EIP.
WHEREAS, the Board of Directors clarifies that any additional shares of Common Stock issued pursuant to the Plan and an election made in accordance with Section 5.2 of the Plan will also be issued from the share reserve stated in the EIP.
WHEREAS, the following provisions adopted pursuant to this Amendment are consistent with the operation of the Plan and ratify the manner that the Plan has been administered.
NOW, THEREFORE, THE BOARD OF DIRECTORS (the “Board”) OF KELLY SERVICES, INC HEREBY AUTHORIZES AND ADOPTS THE FOLLOWING AMENDMENTS:
RESOLVED, New Section 5.4 is added to read as follows,
To the extent that a Participant makes an election to invest Deferred Compensation into Common Stock Units, the Common Stock distributed pursuant to this Plan from such Account shall be issued from, and shall count against the share reserve of, the Kelly Services, Inc. Equity Incentive Plan (“EIP”) or a successor shareholder-approved equity compensation plan of the Company. For purpose of applying the $500,000 annual limit of Company Stock that can be granted pursuant to EIP Section 5(c)(vi) to any single Director during the twelve-month period beginning with each annual shareholder meeting, the Fair Market Value (as defined in the EIP) of the Company Stock on the following dates shall be used and such amount will be aggregated with the Company Stock granted to a Director pursuant to EIP Section 11(b),
(a) with respect to an investment election that first applies to Deferred Compensation credited to an Account at the next annual meeting of stockholder, the Fair Market Value of a share of Company Stock on the first business day next following the annual meeting will be used, provided that with respect to a Director elected to the Board between annual meetings, the Fair Market Value on the first business day following his or her election to the Board will be used, and
(b) with respect to an investment election that applies to Deferred Compensation later than the period referenced in (a), the Fair Market Value as of the date the investment election is effective will be used.
In the event that the $500,000 annual limit of Company Stock that can be granted pursuant to EIP Section 5(c)(vi) is inadvertently exceeded, the investment election to credit an Account with Common Stock Units that exceeds such amount will be ineffective and void to the extent of such excess amount.
RESOLVED, Section 6.2 is revised to add the following sentence at the end thereof,
The fraction determined pursuant to this Section 6.2 to reflect installment payments will be applied against the amounts in each investment category in a Participant’s Account proportionately, whether payable in cash or in Common Stock, and distributed accordingly.

IN WITNESS WHEREOF, these amendments have been and will continue to be applied to the operation of the Plan.

KELLY SERVICES, INC.

By	/s/ James M. Polehna
Title: Senior Vice President and Corporate Secretary

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